Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-144230) pertaining to the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (2007) of our reports dated December 20, 2007, with respect to the consolidated financial statements of Toll Brothers, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended October 31, 2007, and the effectiveness of internal control over financial reporting of Toll Brothers, Inc. and subsidiaries filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
October 24, 2008